Via Facsimile and U.S. Mail
Mail Stop 6010


October 24, 2005


Ronald G. Hosking
Vice President and CFO
IMI International Medical Innovations Inc.
4211 Younge Street, Suite 615
Toronto, Ontario M2P 2A9
Canada

      Re:	IMI International Medical Innovations Inc.
      	Form 20-F for year ended December 31, 2004 filed June
30,
2005
	            Form 6-K/A Filed October 21, 2004
                     	File No.  001-31360

Dear Mr. Hosking:

We have completed our review of your Form 20-F and related filings and have no further comments at this time.

							Sincerely,


							Joel Parker
							Accounting Branch Chief
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Mr. Gerald R. Mitchell
K-V Pharmaceutical Company
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